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                                  EXHIBIT 99.1

                                  PRESS RELEASE
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TUESDAY, SEPTEMBER 3, 8:23 AM EDT

LASERSCOPE COMPLETES ACQUISITION OF HERAEUS SURGICAL

MANAGEMENT FORESEES INCREASES IN REVENUE AND PROFITABILITY

SAN JOSE, Calif.--(BUSINESS WIRE)--Sept. 3, 1996-- Laserscope Inc. announced today that it has completed its acquisition of Heraeus Surgical Inc.

"We expect the acquisition of Heraeus Surgical to have a very positive effect on shareholder value while making Laserscope a stronger, more competitive company," said Robert V. McCormick, Laserscope president and CEO.

"With combined annual sales of more than $60 million Laserscope is now one of the world's largest medical laser companies and a major force in the industry.

"In the short-term," continued McCormick, "we believe the company is strategically positioned to benefit from ongoing growth in both the leg vein and skin resurfacing markets.

"We have received more than 100 orders since the beginning of the year for our new Aura Laser System, making substantial inroads into the growing vascular lesion market which includes leg vein treatment.

"We will also begin to market aggressively the newly acquired Paragon(TM) CO2 Laser, capitalizing on the strategies employed in our successful roll out of the Aura Laser.

"We believe the company's mid-term opportunities lie in continued development of the operating room systems business of Heraeus Surgical," said McCormick, "specifically its ceiling-mounted equipment management and centralized smoke evacuation (CVAC) systems.

"Potential changes in the healthcare arena could create considerable market opportunities for their patented CVAC systems which remove hazardous airborne debris from the operating room.

"We believe longer-term opportunities for the company lie in new regulatory approvals of photodynamic therapy (PDT), an innovative cancer treatment that utilizes photosensitive drugs and laser light to selectively kill diseased cells," said McCormick.

To improve profitability further, Laserscope also said it expects to incrementally reduce operating expenses of the combined company such that, in 12 months, operating expenses should be more than $3 million lower than current levels.

"We believe we are well underway in our process of turning Laserscope around," concluded McCormick. "We believe the outlook for Laserscope for the foreseeable future is very encouraging indeed."
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The acquisition was approved by Laserscope shareholders at a special shareholders meeting on Aug. 30, 1996. The transactions were also finalized on Aug. 30, 1996 at which time Heraeus MED GmbH received 4,609,345 shares of Laserscope common stock and a cash payment of $2 million from Laserscope in exchange for all of the outstanding capital stock of Heraeus Surgical Inc.

Statements in this announcement about future results are preliminary and based on partial information and management assumptions.

Except for the historical information presented, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the ability to integrate successfully Heraeus Surgical's business with that of Laserscope and reduce the combined company's expenses, the timely development and market acceptance of new and acquired products, the impact of competitive products and pricing, the effect and timing of relevant domestic and international regulatory approvals and other risks detailed from time-to-time in the company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC).

Copies of the most recent Forms 10K and 10Q are available upon request from Laserscope's Investor Relations Department.

                           CONTACT: Laserscope
                                    Richard Wood, 408/943-0636 (IR/Media)
                               Dennis LaLumandiere, 408/943-0636 (Financial)